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                                                                    EXHIBIT 99.1


Contact: John J. Garber
Vice President of Finance and CFO
734 414-6100


                   PERCEPTRON EXECUTES BLOCK SHARE REPURCHASE

Plymouth, Michigan, November 18, 2005 - Perceptron, Inc. (NASDAQ: PRCP) today announced that, pursuant to its previously announced stock purchase program, it has repurchased 343,400 shares of its common stock through an open market block transaction in accordance with Rule 10b-18. The shares were acquired at a price of $6.90 per share, for a total cost of approximately $2.4 million.

On September 12, 2005, the Company's Board of Directors authorized a $5.0 million common stock repurchase program, under which approximately $2.3 million remains as of November 18, 2005. Pursuant to the authorization, Perceptron may purchase shares from time to time in the open market or through privately negotiated transactions during the remainder of fiscal year 2006.

ABOUT PERCEPTRON

Perceptron produces information-based process improvement solutions for industry as well as technology components for non-contact measurement and inspection applications. Automotive and manufacturing companies throughout the world rely on Perceptron's process management solutions to help them improve quality, shorten product launch times and reduce overall manufacturing costs. Headquartered in Plymouth, Michigan, Perceptron has approximately 225 employees worldwide, with operations in the United States, Germany, France, Spain, Brazil, Japan and Singapore. For more information, please visit www.perceptron.com.